Exhibit 8.2
                                        , 2010
Board of Directors
Madison Square Federal Savings Bank
9649 Belair Road, Suite 300
Baltimore, Maryland 21236

Re:	State Income Tax Opinion Relating to the Conversion of Madison Square Federal Savings Bank from a Federally-chartered Mutual Savings Bank to a Federally-chartered Stock Savings Bank
Ladies and Gentlemen:
     You have requested our opinion regarding the Maryland state income tax consequences of the proposed conversion of Madison Square Federal Savings Bank (Bank) from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (Converted Bank) and the acquisition of the Converted Bank’s capital stock by Madison Bancorp, Inc., a Maryland corporation (Holding Company), pursuant to a Plan of Conversion initially adopted by the Board of Directors of the Bank on April 6, 2010, and amended on May 17, 2010 (Plan of Conversion). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.
     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the conversion as we have deemed appropriate. We have also relied upon, without independent verification, the representations of Madison Square Federal Savings Bank and Madison Bancorp, Inc. contained in their Certificate of Representations dated                                         , 2010. We have assumed that such representations are true and that the parties to the conversion will act in accordance with the Plan of Conversion.
     Our opinion is limited solely to Maryland state income tax consequences and will not apply to any other taxes, jurisdictions, transactions, or issues.
     In rendering the opinion set forth below, we have relied on the opinion of Kilpatrick Stockton, LLP related to the federal tax consequences of the proposed conversion (Federal Tax Opinion), without undertaking to verify the federal tax consequences by independent investigation.
     Our opinion is subject to the truth and accuracy of certain representations made by the Bank to us and Kilpatrick Stockton, LLP and the consummation of the proposed conversion in accordance with the terms of the Plan of Conversion and applicable state law.
101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland 21286
410-583-6990 FAX 410-583-7061
Website: www.Rowles.com

Madison Square Federal Savings Bank
                                        , 2010

     Our opinion is based on currently existing provisions of the Annotated Code of Maryland, existing regulations and current administrative rulings and court decisions there under. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of our opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the proposed conversion. We are under no obligation to update our opinion for such changes or interpretations. Furthermore, our opinion will not bind the Comptroller of Maryland and; therefore, the Comptroller of Maryland is not precluded from asserting a contrary position.
Kilpatrick Stockton, LLP Federal Tax Opinion
     Kilpatrick Stockton, LLP has provided an opinion that addresses the material federal income tax consequences of the planned conversion and reorganization. The opinion, which relies upon standard factual representations given by the Bank, concluded, as follows:
1.	The conversion of the Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code (see Rev. Rule 80-105, 1980-1 C.B. 78), and no gain or loss will be recognized by account holders and no gain or loss will be recognized by the Bank by reason of such conversion.

2.	No gain or loss will be recognized by the Holding Company upon the sale of shares of common stock in the offering (Section 1032(a) of the Code).

3.	No gain or loss will be recognized by account holders of the Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank, plus interests in the liquidation account in the Converted Bank (Section 354(a) of the Code).

4.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of the Holding Company to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members is zero (Subscription Rights) and; accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of Subscription Rights (Section 356(a) of the Code) or upon the exercise of subscription rights (Rev. Rule 56-572, 1956-2 C.B. 182).

5.	It is more likely than not that the tax basis to the holders of shares of common stock purchased in the Offering pursuant to the exercise of the Subscription Rights will be the amount paid thereof, and that the holding period for such shares of common stock will begin on the date of the completion of the Offering (Section 1223(5) of the Code).

6.	The holding period for shares of common stock purchased in the Community Offering will begin on the day after the date of the purchase (Rev. Rul. 70-598, 1970-2 C.B. 168).

Madison Square Federal Savings Bank
                                        , 2010

Discussion Related to Maryland State Income Tax Consequences
     Title 10 of the Annotated Code of Maryland outlines the provisions for income tax in the State of Maryland. Income tax for individuals and corporations is addressed in Subtitle 2 and Subtitle 3 of the Annotated Code of Maryland, respectively. The Maryland modified income of a corporation is the corporation’s federal taxable income for the taxable year as determined under the Internal Revenue Code and as adjusted under Title 10, Subtitle 3, Part II of the Annotated Code of Maryland. Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of Rowles & Company, LLP regarding the Maryland state income tax consequences of the proposed conversion that:
1.	No gain or loss will be recognized by the Bank by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	No income tax will be imposed on account holders by reason of the conversion of the Bank from a mutual to a stock form of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

3.	No gain or loss will be recognized by the Holding Company upon the sale of shares of common stock in the Offering.

4.	No income tax will be imposed on account holders of the Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank, plus interests in the liquidation account in the Converted Bank.

5.	No income tax will be imposed on eligible account holders, supplemental eligible account holders and other members upon the issuance to them of Subscription Rights.

6.	The holding period and tax basis of any stock involved in the proposed conversion will be the same as for federal tax purposes.
Legal Disclaimer
     The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal federal, state or local tax aspect of these transactions. This opinion is not binding upon any tax authority, including the Comptroller of Maryland or any court, and no assurance can be given that a position contrary to that expressed herein will not be assessed by a tax authority.
     However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and; therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

Madison Square Federal Savings Bank
                                        , 2010

     This opinion is given solely for the benefit of the Bank, the Holding Company, eligible account holders, supplemental eligible account holders and other members described in the Plan of Conversion who will receive Subscription Rights and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We hereby consent to the filing of the opinion as an exhibit to the Application for Conversion filed with the Office of Thrift Supervision and to this opinion in the prospectus included in the registration statement on Form S-1 under the headings “The Conversion and Stock Offering — Material Income Tax Consequences” and “Legal and Tax Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Baltimore, Maryland
                                                            , 2010